Exhibit 99.1

Alaska Communications Systems Names Edward J. Hayes New Chairman of the Board

ANCHORAGE, Alaska--(BUSINESS WIRE)--April 5, 2011--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today announced that current independent board member Edward J. (Ned) Hayes was elected chairman of the board effective April 1, 2011. Mr. Hayes succeeds Liane Pelletier, former ACS president and chief executive officer. Ms. Pelletier will remain on the board as an independent director through the next annual shareholder meeting on June 10, 2011; at which time she will step down from the board. The election of Hayes was made in conjunction with the board’s decision to adopt current corporate best practices of separating the roles of chief executive officer and chairman of the board.

“Ned has been a valuable, independent voice on the ACS board for more than five years, and he is ideally suited to lead the board as non-executive chairman,” said Liane Pelletier, past ACS chairman of the board. “Ned has been a strong leader; he knows the company well and brings a wealth of financial and technology expertise to the board.”

“On behalf of the ACS management team and our employees, we thank Liane for the strategic vision and leadership she brought to ACS and look forward to working with Ned in his role as chairman. Ned has been and will continue to be a great leader for our board,” said Anand Vadapalli, ACS president, chief executive officer and director.

“I am honored to be elected by the board as chairman especially at this time as ACS continues its journey of transformation into a fully-integrated telecommunications and technology leader in Alaska and beyond. I would also like to thank Liane for her tremendous passion, energy and transformative agenda for the company,” said Hayes. “I am pleased to be working with a company that has a strong commitment to investing in its people, its products and its solutions to enable our customers to successfully maximize their business objectives. We have a strong management team and an outstanding board of directors who are committed to ensuring that this company continues to create value for its clients, its employees and its shareholders.”

Hayes has been an independent director since February 2006 and is chief financial officer of Pillar Data Systems, a next-generation enterprise data-storage solution company. Before joining Pillar, Hayes was the CFO of Quantum Corporation (NYSE:QTM), a global leader in data back-up, recovery and archive storage. Prior to Quantum, he was the president and CEO of DirecTV Broadband, and CFO at Telocity where he took the company public, and then successfully sold the business to DirecTV. He has also held senior financial positions at Lucent, Unisys, ABB and Credit Suisse First Boston. Mr. Hayes also serves on the board of publicly traded Super Micro Computer, Inc. (NASDAQ:SMCI) as an independent director and chair of the audit committee. Mr. Hayes conducted his graduate studies in accounting and finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.

About Alaska Communications

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska's leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state's most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company's website at www.alaskacommunications.com or at its investor site at www.alsk.com.

CONTACT:
ACS Corporate Communications
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications